Exhibit 99.1

News Release

Investor Relations Contact:	Corporate Communications Contact:
Sonia Segovia, IR Coordinator	Abbie Kendall, Principal
PDF Solutions, Inc.	Armstrong Kendall, Inc.
Tel: (408) 938-6491	Tel: (503) 672-4681
Email: sonia.segovia@pdf.com	Email: abbie@akipr.com
PDF Solutions®Reports Record
Second Quarter 2005 Revenue
Results Represent 10th Sequential Quarter of Revenue Growth
     SAN JOSE, Calif.—July 21, 2005—PDF Solutions, Inc. (Nasdaq: PDFS) the leading provider of process-design integration technologies to enhance IC manufacturability, today announced financial results for its second fiscal quarter ended June 30, 2005.
     Revenue for the second fiscal quarter of 2005 totaled a record $18.4 million, an increase of 21%, compared with revenue of $15.2 million for the second fiscal quarter of 2004. On a GAAP basis, net income for the second fiscal quarter of 2005 totaled approximately $1.3 million, or $0.05 per diluted share, compared with a net loss of approximately $460,000, or $0.02 per diluted share, for the second fiscal quarter of 2004.
     In addition to using GAAP results in evaluating PDF Solutions’ business, management also believes it useful to measure results using a non-GAAP measure of net income or loss, which excludes amortization of stock-based compensation and acquired intangible assets. Using this non-GAAP measure, net income for the second fiscal quarter of 2005 totaled $2.9 million, or $0.11 per diluted share, compared with non-GAAP net income of approximately $1.0 million, or $0.04 per diluted share, for the second fiscal quarter of 2004.

-more-

     As previously announced, PDF will hold a live conference call beginning at 3:00 p.m. Pacific Time/6:00 p.m. Eastern Time today to discuss these quarterly results. A live webcast of this conference call will be available on PDF Solutions’ website at http://ir.pdf.com/medialist.cfm. A replay of the call will be available at the same website address beginning approximately two hours after completion of the live call. Further, a copy of this press release, including the disclosure and reconciliation of certain non-GAAP financial measures to the most directly comparable GAAP measure, which non-GAAP measures may be used periodically by PDF Solutions’ management when discussing financial results with investors and analysts, will be available on PDF Solutions’ website at http://www.pdf.com/news_archive.phtml following the date of this release.
     About PDF Solutions
     PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies for manufacturing integrated circuits (ICs). PDF Solutions’ software, methodologies and services enable semiconductor companies to create IC designs that can be more easily manufactured using manufacturing processes that are more capable. By simulating deep sub-micron product and process interactions, the PDF solution offers clients reduced time to market, increased IC yield and performance, and enhanced product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe and Japan. For more information, visit www.pdf.com.
     PDF Solutions® is a registered trademark of PDF Solutions, Inc.

-more-

PDF SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$51,862	$45,660
Accounts receivable, net of allowances	18,852	15,978
Prepaid expenses and other current assets	2,436	2,685
Deferred tax assets	1,998	1,586

Total current assets	75,148	65,909
Property and equipment, net	3,614	3,321
Goodwill	39,886	39,886
Intangible assets, net	12,789	15,791
Other assets	608	500

Total assets	$132,045	$125,407

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,827	$1,023
Accrued compensation and related benefits	3,012	3,209
Other accrued liabilities	2,036	2,593
Taxes payable	4,013	3,286
Deferred revenues	2,949	2,905
Billings in excess of recognized revenue	1,921	1,581

Total current liabilities	15,758	14,597
Long-term liabilities	290	311
Deferred tax liabilities	1,469	1,701

Total liabilities	17,517	16,609

Stockholders’ equity:
Common stock	4	4
Additional paid-in-capital	137,181	134,191
Treasury stock	(4,806)	(4,806)
Deferred stock-based compensation	(75)	(148)
Notes receivable from stockholders	(550)	(550)
Accumulated deficit	(17,239)	(19,975)
Accumulated other comprehensive income	13	82

Total stockholders’ equity	114,528	108,798

Total liabilities and stockholders’ equity	$132,045	$125,407

-more-

PDF SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Revenue:
Design-to-silicon-yield solutions:
Integrated solutions	$12,267	$13,352	$24,824	$22,858
Software licenses	3,197	161	6,646	2,350
Gain share	2,892	1,656	4,979	2,637

Total revenue	18,356	15,169	36,449	27,845

Cost and expenses:
Cost of design-to-silicon-yield solutions:
Direct costs of design-to-silicon-yield solutions:
Integrated solutions	5,766	5,308	11,516	9,660
Software licenses	101	61	258	63
Amortization of acquired core technology	1,266	1,327	2,532	2,677
Research and development	5,655	4,822	10,991	10,040
Selling, general and administrative	4,289	3,622	8,203	7,419
Stock-based compensation amortization*	32	292	74	547
Amortization of other acquired intangible assets	235	410	470	820

Total costs and expenses	17,344	15,842	34,044	31,226

Income (loss) from operations	1,012	(673)	2,405	(3,381)
Interest and other income, net	350	138	622	291

Income (loss) before taxes	1,362	(535)	3,027	(3,090)
Tax provision (benefit)	20	(75)	291	(788)

Net income (loss)	$1,342	$(460)	$2,736	$(2,302)

Net income (loss) per share:
Basic	$0.05	$(0.02)	$0.11	$(0.09)

Diluted	$0.05	$(0.02)	$0.10	$(0.09)

Weighted average common shares:
Basic	25,862	25,337	25,779	25,319

Diluted	26,986	25,337	27,057	25,319

* Stock-based compensation amortization:
Cost of design-to-silicon-yield solutions	$—	$9	$—	$37
Research and development	32	274	74	476
Selling, general and administrative	—	9	—	34

	$32	$292	$74	$547

-more-

PDF SOLUTIONS, INC.
RECONCILIATION OF REPORTED GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,	June 30,
	2005	2004
GAAP net income (loss)	$1,342	$(460)

Stock-based compensation amortization	32	292

Amortization of intangibles, net of taxes	1,479	1,198

Non-GAAP net income	$2,853	$1,030

Non-GAAP net income per share –diluted	$0.11	$0.04

Weighted average common shares — diluted	26,986	26,136

Use of Non-GAAP Information
In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), PDF Solutions also provides certain Non-GAAP financial measures that exclude certain charges as additional information relating to its operating results. PDF Solutions’ management believes that the presentation of these measures provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. PDF Solutions has also chosen to provide this information to investors to enable them to perform meaningful comparisons of PDF Solutions’ past, present and future operating results. These measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. The calculations of non-GAAP financial measures have been adjusted to exclude the effects of amortization of stock-based compensation and acquired intangible assets.

###